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                    June 16, 2021

       Kevin J. Mitchell
       Chief Financial Officer
       Phillips 66
       2331 CityWest Boulevard
       Houston, TX 77042

                                                        Re: Phillips 66
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-35349

       Dear Mr. Mitchell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation